Exhibit 12.1

ESSEX PROPERTY TRUST, INC. AND SUBSIDIARIES
Schedule of computation of Ratio and Earnings to Fixed Charges and Preferred Stock Dividends
(Dollars in thousands, except ratios)

	Quarter ended June 30		Years ended December 31,
	2014		2013		2012		2011		2010		2009
Earnings:
Income from continuing operations	$8,428		$140,882		$127,653		$46,958		$47,424		$41,244
Gain on sales of real estate	-		-		-		-		-		(103)
Interest and amortization expense	42,151		116,524		111,888		103,168		87,584		86,016
Total earnings	$50,579		$257,406		$239,541		$150,126		$135,008		$127,157

Fixed charges:
Interest and amortization expense	$42,151		$116,524		$111,888		$103,168		$87,584		$86,016
Capitalized interest	8,305		16,486		10,346		8,240		9,486		10,463
Preferred stock dividends	1,314		5,472		5,472		4,753		2,170		4,860
Perpetual preferred unit distributions	-		-		-		1,650		6,300		6,300
Total fixed charges and preferred stock dividends and preferred unit distributions	$51,770		$138,482		$127,706		$117,811		$105,540		$107,639

Ratio of earnings to fixed charges (excluding preferred stock dividends and preferred unit distributions)	1.00	X	1.94	X	1.96	X	1.35	X	1.39	X	1.32	X

Ratio of earnings to combined fixed charges and preferred stock dividends and preferred unit distributions	0.98	X	1.86	X	1.88	X	1.27	X	1.28	X	1.18	X

ESSEX PORTFOLIO, L.P. AND SUBSIDIARIES
Schedule of computation of Ratio and Earnings to Fixed Charges and Preferred Unit Distributions
(Dollars in thousands, except ratios)

	Quarter ended June 30		Years ended December 31,
	2014		2013		2012		2011		2010		2009
Earnings:
Income from continuing operations	$8,428		$140,882		$127,653		$46,958		$47,424		$41,244
Gain on sales of real estate	-		-		-		-		-		(103)
Interest and amortization expense	42,151		116,524		111,888		103,168		87,584		86,016
Total earnings	$50,579		$257,406		$239,541		$150,126		$135,008		$127,157

Fixed charges:
Interest and amortization expense	$42,151		$116,524		$111,888		$103,168		$87,584		$86,016
Capitalized interest	8,305		16,486		10,346		8,240		9,486		10,463
Preferred interest distributions	1,314		5,472		5,472		4,753		2,170		4,860
Preferred unit distributions	-		-		-		1,650		6,300		6,300
Total fixed charges and preferred interests and preferred unit distributions	$51,770		$138,482		$127,706		$117,811		$105,540		$107,639

Ratio of earnings to fixed charges (excluding preferred interests and preferred unit distributions)	1.00	X	1.94	X	1.96	X	1.35	X	1.39	X	1.32	X

Ratio of earnings to combined fixed charges and preferred interests and preferred unit distributions	0.98	X	1.86	X	1.88	X	1.27	X	1.28	X	1.18	X